STATEMENT OF RESOLUTIONS DELETING SERIES OF SHARES
DESIGNATED
SERIES A PREFERRED STOCK
of
CENTERPOINT ENERGY, INC.

Pursuant to Section 21.156 of
the Texas Business Organizations Code

Pursuant to the provisions of Section 21.156 of the Texas Business Organizations Code, the undersigned submits the following statement for the purpose of deleting a series of shares of its Preferred Stock, without par value, designated “Series A Preferred Stock”:
1.     The name of the company is CENTERPOINT ENERGY, INC. (the “Company”).
2.     Pursuant to authority conferred upon the Board of Directors of the Company by the Restated Articles of Incorporation of the Company, on February 23, 2012 the Board of Directors of the Company duly adopted the following resolutions, which resolutions relate to the previously issued dividend of one right (each, a “Right” and collectively, the “Rights”) in respect of each share of Common Stock, par value $0.01 per share, of the Company to purchase shares of Series A Preferred Stock of the Company (“Series A Preferred Stock”) pursuant to a Rights Agreement, dated as of January 1, 2002 (the “Rights Agreement”), between the Company and JPMorgan Chase Bank, each such Right representing the right to purchase one thousandth of a share of Series A Preferred Stock upon the terms and subject to the conditions set forth in the Rights Agreement:
WHEREAS, the Rights Agreement expired in accordance with its terms on December 31, 2011, and the Board has determined that it would be desirable and in the best interests of the Company and its stockholders to delete the Company's Series A Preferred Stock issuable under the Rights Agreement from the Company's Restated Articles of Incorporation and to delete any references to the Series A Preferred Stock contained in the Company's Restated Articles of Incorporation; and
WHEREAS, none of the authorized shares of the Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued pursuant to the Statement of Resolution Establishing Series of Shares Designated Series A Preferred Stock of the Company dated April 1, 2002 (the “Statement of Resolution Establishing Series of Shares”);

NOW, THEREFORE, BE IT
RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to file with the Secretary of State of the State of Texas a statement containing these resolutions, with the effect under the Texas Business Organizations Code of deleting from the Restated Articles of Incorporation of the Company all matters set forth in the Statement of Resolution Establishing Series of Shares with respect to the Series A Preferred Stock and any references to the Series A Preferred Stock contained in the Company's Restated Articles of Incorporation; and further
RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed for and on behalf of the Company, to execute and deliver any and all certificates, agreements, instruments and other documents, and to take any and all steps and do any and all things which they may deem necessary, advisable or appropriate in order to effectuate the purposes of each and all of the foregoing resolutions.
3.     The above resolutions were adopted by all necessary action on the part of the Company.

IN WITNESS WHEREOF, the Company has caused this statement to be executed on its behalf by the undersigned authorized person this 24th day of February, 2012.

CENTERPOINT ENERGY, INC.

By:     /s/ Richard Dauphin
Richard Dauphin
Assistant Corporate Secretary